Exhibit 99.1

CONTACT:	Lewis J. Derbes, Jr.	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES, INC. DECLARES QUARTERLY DIVIDEND

JEFFERSON, La.—July 9, 2013—Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today that its Board of Directors has declared its regular quarterly cash dividend of $0.045 per share. This dividend is payable on July 30, 2013 to holders of record of Class A and Class B Common Stock as of the close of business on July 22, 2013.

Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 217 funeral homes and 141 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.